Exhibit 99.1

Aurinia Pharmaceuticals Announces Delisting from the Toronto Stock Exchange

VICTORIA, British Columbia – July 16, 2021 - Aurinia Pharmaceuticals Inc. (NASDAQ: AUPH / TSX: AUP) (Aurinia or the Company), a commercial stage biopharmaceutical company advancing therapies for severe autoimmune diseases, announced today it will voluntarily delist the common shares of the Company from the Toronto Stock Exchange (TSX) effective as of the close of trading on July 30, 2021. The Company’s common shares will no longer be traded on the TSX but will continue to trade on the Nasdaq Capital Market (Nasdaq) under the symbol AUPH.

Trading on the Nasdaq accounted for approximately 94 percent of Aurinia’s daily trading volume over the past 12 months. Therefore, the Company believes that the trading volume of its shares on the TSX no longer justifies the expense and administrative efforts associated with maintaining a dual listing. The Company is confident that the transition to a single listing will help deliver better value to its shareholders, employees and of course, the patient and HCP communities it serves. Pursuant to Sec. 720(b) of the TSX Company Manual, shareholder approval is not required as an acceptable alternative market exists for the listed securities.

Most brokers in Canada, including discount and online brokers, have the ability to buy and sell securities listed on Nasdaq. Therefore, the Company’s Nasdaq listing will continue to provide shareholders with the same accessibility to trade the Company’s common shares. The value of investor shares or stock options is not related to or dependent on the TSX listing. Shareholders holding shares or options in Canadian brokerage accounts should contact their brokers to confirm how to trade the Company’s shares on the Nasdaq.

About Aurinia
Aurinia Pharmaceuticals is a fully integrated biopharmaceutical company focused on delivering therapies to treat targeted patient populations that are impacted by serious diseases with a high unmet medical need. The Company’s head office is in Victoria, British Columbia, its U.S. commercial hub is in Rockville, Maryland, and the Company focuses its development efforts globally.

Investors:
Glenn Schulman, PharmD, MPH
Investor Relations & Corporate Communications, Aurinia
gschulman@auriniapharma.com

Media:
Dana Lynch
Corporate Communications, Aurinia
dlynch@auriniapharma.com